SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                ----------------

                                  SCHEDULE 13G
                                 (Rule 13d-102)
                                ----------------

              INFORMATION TO BE INCLUDED IN STATEMENTS PURSUANT TO
                   RULES 13d-1(b), (c) AND (d) AND AMENDMENTS
                    THERETO FILED PURSUANT TO 13d-2 UNDER THE
                         SECURITIES EXCHANGE ACT OF 1934
                               (Amendment No. 1)*

                               EBS Pension, L.L.C.
                                (Name of Issuer)

                            Class A Membership Units
                         (Title of Class of Securities)

                                 Not Applicable
                                 (CUSIP Number)

                                December 31, 2003
             (Date of Event Which Requires Filing of this Statement)


     Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

     [X] Rule 13d-1(b)
     [ ] Rule 13d-1(c)
     [ ] Rule 13d-1(d)

-----------

     * The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.


     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Schedule 13G/A                                                     PAGE 2 of 16
CUSIP No. N/A


     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
            Restart Partners,
            L.P.
            13-3502415
-------------------------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                   (a)  [ ]
                                                                   (b)  [X]
-------------------------------------------------------------------------------
     (3)  SEC USE ONLY

-------------------------------------------------------------------------------
     (4)   CITIZENSHIP OR PLACE OF ORGANIZATION
             Delaware
-------------------------------------------------------------------------------

NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         ----------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    139,746
OWNED BY       ----------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      ----------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    139,746
-------------------------------------------------------------------------------
     (9)   AGGREGATE AMOUNT BENEFICIALLY OWNED
           BY EACH REPORTING PERSON
            139,746
-------------------------------------------------------------------------------
     (10)  CHECK BOX IF THE AGGREGATE AMOUNT
           IN ROW (9) EXCLUDES CERTAIN SHARES                           [ ]
-------------------------------------------------------------------------------
     (11)  PERCENT OF CLASS REPRESENTED
           BY AMOUNT IN ROW (9)
             1.4%
-------------------------------------------------------------------------------
     (12)  TYPE OF REPORTING PERSON PN
-------------------------------------------------------------------------------

Schedule 13G/A                                                     PAGE 3 of 16
CUSIP No. N/A


     (1)   NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
             Restart Partners II,
             L.P.
             13-3553296
-------------------------------------------------------------------------------
     (2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                   (a)  [ ]
                                                                   (b)  [X]
-------------------------------------------------------------------------------
     (3)   SEC USE ONLY
-------------------------------------------------------------------------------
     (4)   CITIZENSHIP OR PLACE OF ORGANIZATION
             Delaware
-------------------------------------------------------------------------------

NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         ----------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    227,940
OWNED BY       ----------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      ----------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    227,940
-------------------------------------------------------------------------------
     (9)   AGGREGATE AMOUNT BENEFICIALLY OWNED
           BY EACH REPORTING PERSON
             227,940
-------------------------------------------------------------------------------
     (10)  CHECK BOX IF THE AGGREGATE AMOUNT
           IN ROW (9) EXCLUDES CERTAIN SHARES                           [ ]
-------------------------------------------------------------------------------
     (11)  PERCENT OF CLASS REPRESENTED
           BY AMOUNT IN ROW (9)
             2.3%
-------------------------------------------------------------------------------
     (12)  TYPE OF REPORTING PERSON
             PN
-------------------------------------------------------------------------------

Schedule 13G/A                                                     PAGE 4 of 16
CUSIP No. N/A


     (1)   NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
             Restart Partners III, L.P.
             13-3618702
-------------------------------------------------------------------------------
     (2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                   (a)  [ ]
                                                                   (b)  [X]
-------------------------------------------------------------------------------
     (3)   SEC USE ONLY
-------------------------------------------------------------------------------
     (4)   CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
-------------------------------------------------------------------------------

NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         ----------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    238,561
OWNED BY       ----------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      ----------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    238,561
-------------------------------------------------------------------------------
     (9)   AGGREGATE AMOUNT BENEFICIALLY OWNED
           BY EACH REPORTING PERSON
             238,561
-------------------------------------------------------------------------------
     (10)  CHECK BOX IF THE AGGREGATE AMOUNT
           IN ROW (9) EXCLUDES CERTAIN SHARES                           [ ]
-------------------------------------------------------------------------------
     (11)  PERCENT OF CLASS REPRESENTED
           BY AMOUNT IN ROW (9)
             2.4%
-------------------------------------------------------------------------------
     (12)  TYPE OF REPORTING PERSON PN
-------------------------------------------------------------------------------

Schedule 13G/A                                                     PAGE 5 of 16
CUSIP No. N/A


     (1)   NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
             Restart Partners IV,
             L.P.
             13-3687058
-------------------------------------------------------------------------------
     (2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                   (a)  [ ]
                                                                   (b)  [X]
-------------------------------------------------------------------------------
     (3)   SEC USE ONLY
-------------------------------------------------------------------------------
     (4)   CITIZENSHIP OR PLACE OF ORGANIZATION
             Delaware
-------------------------------------------------------------------------------

NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         ----------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    149,532
OWNED BY       ----------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      ----------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    149,532
-------------------------------------------------------------------------------
     (9)   AGGREGATE AMOUNT BENEFICIALLY OWNED
           BY EACH REPORTING PERSON
             149,532
-------------------------------------------------------------------------------
     (10)  CHECK BOX IF THE AGGREGATE AMOUNT
           IN ROW (9) EXCLUDES CERTAIN SHARES                           [ ]
-------------------------------------------------------------------------------
     (11)  PERCENT OF CLASS REPRESENTED
           BY AMOUNT IN ROW (9)
             1.5%
-------------------------------------------------------------------------------
     (12)  TYPE OF REPORTING PERSON PN
-------------------------------------------------------------------------------

Schedule 13G/A                                                     PAGE 6 of 16
CUSIP No. N/A


     (1)   NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
             Restart Partners V, L.P.
             13-3812417
-------------------------------------------------------------------------------
     (2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                   (a)  [ ]
                                                                   (b)  [X]
-------------------------------------------------------------------------------
     (3)   SEC USE ONLY
-------------------------------------------------------------------------------
     (4)   CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
-------------------------------------------------------------------------------

NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         ----------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    43,962
OWNED BY       ----------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      ----------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    43,962
-------------------------------------------------------------------------------
     (9)   AGGREGATE AMOUNT BENEFICIALLY OWNED
           BY EACH REPORTING PERSON
             43,962
-------------------------------------------------------------------------------
     (10)  CHECK BOX IF THE AGGREGATE AMOUNT
           IN ROW (9) EXCLUDES CERTAIN SHARES                           [ ]
-------------------------------------------------------------------------------
     (11)  PERCENT OF CLASS REPRESENTED
           BY AMOUNT IN ROW (9)
             0.4%
-------------------------------------------------------------------------------
     (12)  TYPE OF REPORTING PERSON PN
-------------------------------------------------------------------------------

Schedule 13G/A                                                     PAGE 7 of 16
CUSIP No. N/A


     (1)   NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
             Endowment Restart LLC
             13-3954112
-------------------------------------------------------------------------------
     (2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                   (a)  [ ]
                                                                   (b)  [X]
-------------------------------------------------------------------------------
     (3)   SEC USE ONLY
-------------------------------------------------------------------------------
     (4)   CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
-------------------------------------------------------------------------------

NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         ----------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    191,297
OWNED BY       ----------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      ----------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    191,297
-------------------------------------------------------------------------------
     (9)   AGGREGATE AMOUNT BENEFICIALLY OWNED
           BY EACH REPORTING PERSON
             191,297
-------------------------------------------------------------------------------
     (10)  CHECK BOX IF THE AGGREGATE AMOUNT
           IN ROW (9) EXCLUDES CERTAIN SHARES                           [ ]
-------------------------------------------------------------------------------
     (11)  PERCENT OF CLASS REPRESENTED BY AMOUNT
           IN ROW (9)
             1.9%
-------------------------------------------------------------------------------
     (12)  TYPE OF REPORTING PERSON
             PN
-------------------------------------------------------------------------------

Schedule 13G/A                                                     PAGE 8 of 16
CUSIP No. N/A


     (1)   NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
             Morgens Waterfall Income Partners, L.P.
             13-2829306
-------------------------------------------------------------------------------
     (2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                   (a)  [ ]
                                                                   (b)  [X]
-------------------------------------------------------------------------------
     (3)   SEC USE ONLY
-------------------------------------------------------------------------------
     (4)   CITIZENSHIP OR PLACE OF ORGANIZATION New York
-------------------------------------------------------------------------------

NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         ----------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    40,294
OWNED BY       ----------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      ----------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    40,294
-------------------------------------------------------------------------------
     (9)   AGGREGATE AMOUNT BENEFICIALLY OWNED
           BY EACH REPORTING PERSON
             40,294
-------------------------------------------------------------------------------
     (10)  CHECK BOX IF THE AGGREGATE AMOUNT
           IN ROW (9) EXCLUDES CERTAIN SHARES                           [ ]
-------------------------------------------------------------------------------
     (11)  PERCENT OF CLASS REPRESENTED
           BY AMOUNT IN ROW (9)
             0.4%
-------------------------------------------------------------------------------
     (12)  TYPE OF REPORTING PERSON CO
-------------------------------------------------------------------------------

Schedule 13G/A                                                     PAGE 9 of 16
CUSIP No. N/A

     (1)   NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
             Morgens, Waterfall, Vintiadis & Co., Inc.
             13-2674766
-------------------------------------------------------------------------------
     (2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                   (a)  [ ]
                                                                   (b)  [X]
-------------------------------------------------------------------------------
     (3)   SEC USE ONLY
-------------------------------------------------------------------------------
     (4)   CITIZENSHIP OR PLACE OF ORGANIZATION New York
-------------------------------------------------------------------------------

NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         ----------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    1,031,332
OWNED BY       ----------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      ----------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    1,031,332
-------------------------------------------------------------------------------
     (9)   AGGREGATE AMOUNT BENEFICIALLY OWNED
           BY EACH REPORTING PERSON
             1,031,332
-------------------------------------------------------------------------------
     (10)  CHECK BOX IF THE AGGREGATE AMOUNT
           IN ROW (9) EXCLUDES CERTAIN SHARES                           [ ]
-------------------------------------------------------------------------------
     (11)  PERCENT OF CLASS REPRESENTED
           BY AMOUNT IN ROW (9)
             10.3%
-------------------------------------------------------------------------------
     (12)  TYPE OF REPORTING PERSON
             IA
-------------------------------------------------------------------------------

Schedule 13G/A                                                    PAGE 10 of 16
CUSIP No. N/A


     (1)   NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
             Edwin H. Morgens
             ###-##-####
-------------------------------------------------------------------------------
     (2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                   (a)  [ ]
                                                                   (b)  [X]
-------------------------------------------------------------------------------
     (3)   SEC USE ONLY
-------------------------------------------------------------------------------
     (4)   CITIZENSHIP OR PLACE OF ORGANIZATION United States
-------------------------------------------------------------------------------

NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         ----------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    1,031,332
OWNED BY       ----------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      ----------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    1,031,332
-------------------------------------------------------------------------------
     (9)   AGGREGATE AMOUNT BENEFICIALLY OWNED
           BY EACH REPORTING PERSON
             1,031,332
-------------------------------------------------------------------------------
     (10)  CHECK BOX IF THE AGGREGATE AMOUNT
           IN ROW (9) EXCLUDES CERTAIN SHARES                           [ ]
-------------------------------------------------------------------------------
     (11)  PERCENT OF CLASS REPRESENTED
           BY AMOUNT IN ROW (9)
             10.3%
-------------------------------------------------------------------------------
     (12)  TYPE OF REPORTING PERSON IN
-------------------------------------------------------------------------------

Schedule 13G/A                                                    Page 11 of 16
CUSIP No. N/A


     (1)   NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
             John C. Waterfall
              ###-##-####
-------------------------------------------------------------------------------
     (2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                   (a)  [ ]
                                                                   (b)  [X]
-------------------------------------------------------------------------------
     (3)   SEC USE ONLY

-------------------------------------------------------------------------------
     (4)   CITIZENSHIP OR PLACE OF ORGANIZATION United States
-------------------------------------------------------------------------------

NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         ----------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    1,031,332
OWNED BY       ----------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      ----------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    1,031,332
-------------------------------------------------------------------------------
     (9)   AGGREGATE AMOUNT BENEFICIALLY OWNED
           BY EACH REPORTING PERSON
             1,031,332
-------------------------------------------------------------------------------
     (10)  CHECK BOX IF THE AGGREGATE AMOUNT
           IN ROW (9) EXCLUDES CERTAIN SHARES                           [ ]
-------------------------------------------------------------------------------
     (11)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                                      10.3%
-------------------------------------------------------------------------------
     (12)  TYPE OF REPORTING PERSON IN
-------------------------------------------------------------------------------

Schedule 13G/A                                                    Page 12 of 16
CUSIP No. N/A


ITEM 1(a).  NAME OF ISSUER:
              EBS Pension, L.L.C.

ITEM 1(b).  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
              Wells Fargo Bank Minnesota, N.A.,
              Sixth and Marquette: N9303-120, Minneapolis, Minnesota 55479

ITEM 2(a).  NAME OF PERSON FILING:
              This Schedule 13G is filed jointly by (a) Restart Partners L.P. ("Restart"), (b) Restart Partners II, L.P. ("Restart II"), (c) Restart Partners III, L.P. ("Restart III"), (d) Restart Partners IV, L.P. ("Restart IV"), (e) Restart Partners V, L.P. ("Restart V"), (f) Endowment Restart LLC ("Endowment"), (g) Morgens Waterfall Income Partners, L.P. ("MWIP"), (h) Morgens, Waterfall, Vintiadis & Company, Inc. ("Morgens Waterfall"), (i) Edwin H. Morgens ("Morgens") and
              (j) John C. Waterfall ("Waterfall" and together with the persons listed in paragraphs (a) through (i), the "Reporting Persons").

              Restart, Restart II, Restart III, Restart IV, Restart V, Endowment and MWIP are hereinafter sometimes collectively referred to as the "Advisory Clients".

ITEM 2(b).  ADDRESS OF PRINCIPAL OFFICE OR, IF NONE, RESIDENCE:
              The business address of each of the Reporting Persons is 600 Fifth Avenue, 27th Floor, New York NY 10020.

ITEM 2(c).  CITIZENSHIP:
              Each of Restart, Restart II, Restart III, Restart IV, Restart V are limited partnerships organized under the laws of the State of Delaware. Endowment is a limited liability company organized under the laws of the State of Delaware. MWIP is a limited partnership organized under the laws of the State of New York. Morgens Waterfall is a corporation organized under the laws of the State of New York. Each of Morgens and Waterfall are United States citizens.

ITEM 2(d).  TITLE OF CLASS OF SECURITIES:
              Class A Membership Units

ITEM 2(e).  CUSIP NUMBER:
              Not Applicable.

ITEM 3.     IF THIS STATEMENT IS FILED PURSUANT TO 13d-1(b) OR 13d-2(b) OR
            (c), CHECK WHETHER THE PERSON FILING IS A:

                 (a) [ ] Broker or dealer registered under Section 15 of the Act

                 (b) [ ]  Bank as defined in Section 3(a)(6) of the Act

                 (c) [ ] Insurance Company as defined in Section 3(a)(19) of the Act

Schedule 13G/A                                                    Page 13 of 16
CUSIP No. N/A


                 (d) [ ] Investment Company registered under Section 8 of the Investment Company Act of 1940

                 (e) [ ] Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940: see Rule 13d-1(b)(1)(ii)(E)

                 (f) [ ] Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see Rule 13d-1(b)(1)(ii)(F)

                 (g) [ ] Parent Holding Company, in accordance with Rule 13d-1(b)(ii)(G);

                 (h) [ ] Savings Associations as defined in Section 3(b) of the Federal Deposit Insurance Act;

                 (i) [ ] Church Plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940;

                 (j) [x]  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

               IF THIS STATEMENT IS FILED PURSUANT TO Rule 13d-1(c),
               CHECK THIS BOX.                                          [ ]

      ITEM 4.  OWNERSHIP.
            A. Restart Partners, L.P.
                     (a) Amount beneficially owned: 139,746
                     (b) Percent of class: 1.4%
                     (c)(i) Sole power to vote or direct the vote: -0-
                       (ii) Shared power to vote or direct the vote: 139,746
                      (iii) Sole power to dispose or direct the disposition: -0-
                       (iv) Shared power to dispose or direct the disposition:
                            139,746

            B. Restart Partners II, L.P.
                     (a) Amount beneficially owned: 227,940
                     (b) Percent of class: 2.3%
                     (c)(i) Sole power to vote or direct the vote: -0-
                       (ii) Shared power to vote or direct the vote: 227,940
                      (iii) Sole power to dispose or direct the disposition: -0-
                       (iv) Shared power to dispose or direct the disposition:
                            227,940

            C. Restart Partners III, L.P.
                     (a) Amount beneficially owned: 238,561
                     (b) Percent of class: 2.4%
                     (c) (i) Sole power to vote or direct the vote: -0-
                        (ii) Shared power to vote or direct the vote: 238,561
                       (iii) Sole power to dispose or direct the disposition:-0-
                        (iv) Shared power to dispose or direct the disposition:
                             238,561

Schedule 13G/A                                                     Page 14 of 16
CUSIP No. N/A


            D. Restart Partners IV, L.P.
                     (a) Amount beneficially owned: 149,532
                     (b) Percent of class: 1.5%
                     (c) (i) Sole power to vote or direct the vote:-0-
                        (ii) Shared power to vote or direct the vote: 149,532
                       (iii) Sole power to dispose or direct the disposition:-0-
                        (iv) Shared power to dispose or direct the disposition:
                             149,532

            E. Restart Partners V, L.P.
                     (a) Amount beneficially owned: 43,962
                     (b) Percent of class: 0.4%
                     (c)(i) Sole power to vote or direct the vote:-0-
                       (ii) Shared power to vote or direct the vote: 43,962
                      (iii) Sole power to dispose or direct the disposition:-0-
                       (iv) Shared power to dispose or direct the disposition:
                            43,962

            F. Endowment Restart Partners LLC
                     (a) Amount beneficially owned: 191,297
                     (b) Percent of class: 1.9%
                     (c)(i) Sole power to vote or direct the vote:-0-
                       (ii) Shared power to vote or direct the vote: 191,297
                      (iii) Sole power to dispose or direct the disposition:-0-
                       (iv) Shared power to dispose or direct the disposition:
                            191,297

            G. Morgens Waterfall Income Partners, L.P.
                     (a) Amount beneficially owned: 40,294
                     (b) Percent of class: 0.4%
                     (c)(i) Sole power to vote or direct the vote:-0-
                       (ii) Shared power to vote or direct the vote: 40,294
                      (iii) Sole power to dispose or direct the disposition:-0-
                       (iv) Shared power to dispose or direct the disposition:
                            40,294

            H. Morgens, Waterfall, Vintiadis & Co., Inc.
                     (a) Amount beneficially owned: 1,031,332
                     (b) Percent of class: 10.3%
                     (c)(i) Sole power to vote or direct the vote: -0-
                       (ii) Shared power to vote or direct the vote: 1,031,332
                      (iii) Sole power to dispose or direct the disposition:-0-
                       (iv) Shared power to dispose or direct the disposition:
                            1,031,332

            I. Edwin H. Morgens
                    ((a) Amount beneficially owned: 1,031,332
                    (b) Percent of class: 10.3%
                    (c)(i) Sole power to vote or direct the vote:-0-
                      (ii) Shared power to vote or direct the vote: 1,031,332
                     (iii) Sole power to dispose or direct the disposition:-0-
                      (iv) Shared power to dispose or direct the disposition:
                           1,031,332

Schedule 13G/A                                                    Page 15 of 16
CUSIP No. N/A


            J. John C. Waterfall
                    ((a) Amount beneficially owned: 1,031,332
                    (b) Percent of class: 10.3%
                    (c)(i) Sole power to vote or direct the vote:-0-
                      (ii) Shared power to vote or direct the vote: 1,031,332
                     (iii) Sole power to dispose or direct the disposition:-0-
                      (iv) Shared power to dispose or direct the disposition:
                           1,031,332

      ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.
                 Not applicable.

      ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.
                 Morgens Waterfall is an investment adviser registered under
                 Section 203 of the Investment Advisers Act of 1940, as amended. The business of Morgens Waterfall is the rendering of financial services and as such it provides discretionary investment advisory services to each of the Advisory Clients. In such capacity, Morgens Waterfall holds for the accounts of the Advisory Clients, the foregoing shares of Class A Membership Units. Under the rules promulgated by the Securities and Exchange Commission, Morgens Waterfall and its principals may be considered "beneficial owners" of securities acquired by the Advisory Clients. There is no agreement or understanding among such Advisory Clients to act together for the purpose of acquiring, holding, voting or disposing of any such securities. Each such Advisory Client has the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the securities held in such person's account. No such Advisory Client has any foregoing rights with respect to more than five percent of the class of securities identified in Item 2(d).

                 Morgens is the Chairman of the Board of Directors and the Secretary of Morgens Waterfall. Waterfall is the President and Assistant Secretary of Morgens Waterfall and is also a Director. Morgens Waterfall has no other officers and directors. The primary occupations of Morgens and Waterfall are to act as the principals in the business of Morgens Waterfall.

      ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.
                 Not applicable.

      ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.
                 Not applicable.

      ITEM 9.  NOTICE OF DISSOLUTION OF GROUP.
                 Not applicable.

Schedule 13G/A                                                    Page 16 of 16
CUSIP No. N/A


      ITEM 10. CERTIFICATION.  (if filing pursuant to Rule 13d-1(c))
                 By signing below each Reporting Person certifies that, to the best of its knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and not held in connection with or as a participant in any transaction having that purpose or effect.


                                   SIGNATURES

      After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

DATED:  March 8, 2004


                                    /S/  JOHN C. WATERFALL
                                    --------------------------
                                    John C. Waterfall,
                                    as attorney-in-fact for
                                    the Reporting Persons